EXHIBIT 99.4

Ocean Bio-Chem, Inc. Reports Profitable Third Quarter 2013;
All Time Quarterly Record Sales

FORT LAUDERDALE, Fl, Marketwired – Nov. 14, 2013 – Ocean Bio-Chem, Inc. (NASDAQ: OBCI), a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets, announced today its operating results for the three and nine months ended September 30, 2013, including all time quarterly record sales.

Net sales for the third quarter of 2013 increased to $10.4 million dollars compared to net sales of $10.3 million dollars in the same period in 2012.  Net income (excluding non cash expenses*) was approximately $908 thousand dollars for the third quarter of 2013 or $0.10 per share diluted compared to $993 thousand dollars or $0.12 per share diluted for third quarter 2012.

For the quarter ended September 30, 2013 net income was approximately $622 thousand dollars or $0.07 per share diluted, compared to approximately $771 thousand dollars or $0.09 per share diluted for the same period in 2012.  For the nine months ended September 30, 2013, net income (excluding non-cash expenses*) was approximately $2.2 million dollars or $0.25 per share diluted, compared to $2.4 million dollars or $0.28 per share.  Net income was approximately $1.1 million dollars or $0.13 per share diluted for the nine month period, compared to approximately $1.5 million dollars or $0.18 per share diluted for the same period in 2012.

(000's Omitted)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

NET SALES	$10,441	$10,262	$24,931	$24,148
PRE-TAX INCOME	980	1,150	1,743	2,339
NET INCOME	622	771	1,143	1,498
NON CASH EXPENSES	286	222	1,021	855
NET INCOME -EXCLUDING NON CASH EXPENSES	$908	$993	$2,164	$2,353

Shares Basic	8,605,183	8,288,613	8,499,800	8,201,376
Shares Diluted	8,839,244	8,595,506	8,770,158	8,540,777

EPS BASIC	$0.07	$0.09	$0.13	$0.18
EPS DILUTED	$0.07	$0.09	$0.13	$0.18
EPS BASIC-excluding non cash expenses	$0.11	$0.12	$0.25	$0.29
EPS DILUTED-excluding non cash expenses	$0.10	$0.12	$0.25	$0.28

(*Net income excluding non-cash expenses and diluted and basic earnings per share excluding non-cash expenses are non-GAAP measures of performance that management believes may be useful to investors when used as a supplement to GAAP measures of performance.)

Greg Dornau, Vice President of Sales & Marketing, stressed that “our Company set a record for sales in the third quarter.  The strong sales in the third quarter shows the success of our marketing programs for our enzyme fuel treatment product Star Tron® in the automotive power sports and small engine markets. This segment of business continues to grow.  In addition, we increased sales of our winterizing products, including antifreeze, to marine customers. Also we added new customers and increased sales to existing customers in the marine industry.”

Chief Financial Officer Jeff Barocas on expenses: “The third quarter was impacted by an unusually high level of legal costs.  We are currently protecting the Company’s patents against competitors using our proprietary technology, which has resulted in unusually high legal expenses.  We also reached a settlement on a labeling issue during the third quarter.  We do not anticipate this high level of spending to continue in the fourth quarter of this year.  Also, the Company incurred higher sales and marketing expenses during the current period.  These increased expenses were a result of the Company’s enhanced marketing activities in both traditional and newer markets.  Increased expenditures were incurred with higher exhibitor booth fees for both trade show and sponsored angler tournaments, in addition to increased travel and related expenses.  In additional the Company increased its consumer awareness programs with increased spending in consumer rebate programs, as well as other marketing and branding initiatives.  These increased marketing activities are building the foundation for consumer brand recognition of Star brite® and Star Tron® brands for future sales increases.”

“At the end of September 2013, the Company only had $300 thousand dollars in short term borrowings, which was paid off within 10 days in October.  Our cash position is excellent with a current ratio of 4.2:1 at September 30, 2013,” Mr. Barocas concluded.

Peter Dornau, President & CEO, emphasized that “As we look around the corner at 2014, the prospects for the Company are excellent.  Some of our recent successes that will be seen in 2014 are the distribution of our Star Tron® products in 500 additional stores of a national hardware chain, in addition to a major in-store promotion of Star Tron® in another national big box national hardware retailer. We also have secured several hundred thousand dollars of new products business for 2014 with our largest marine customer.”

Peter Dornau concluded: “We are also in the final phase of registration and approval of our new Xtrem-A-Cide P® products, broad-spectrum disinfectants that are approved for use as sanitizers, virucides, tuberculocides, fungicides, algaecides, slimicides and deodorizers in both California and New York, the most difficult states for approval.  We are in discussions with several major distributors for the distribution of Xtrem-A –Cide P® into industries we currently do not sell.  Once we have formalized signed agreements the Company will issue press releases.  Xtrem-A-Cide P® products should be significantly accretive to both sales and income in 2014.  We are optimistic that these programs and others we will increase shareholders’ value in 2014.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite® Star Tron® and other trademarks within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. It manufactures its products in a 300,000 s.f facility in Montgomery, Alabama, from which they are distributed across the globe.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com ; www.startron.com; www.nos-guard.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our ability to provide required capital to support inventory levels, the effect of price increases in raw materials that are petroleum or chemical based or commodity chemicals on our margins, and the sufficiency of funds provided through operations and existing sources of financing to satisfy our cash requirements constitute forward-looking statements.  For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements.  Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements.  Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

Paul Knopick
E & E Communications
pknopick@eandecommunications.com
940-262-3584